Exhibit 10.2

2001 Pennsylvania Avenue NW Suite 800
Washington, DC 20006
telephone +1 202 974 6076

November 1, 2024
Dear Krishnan:
This letter agreement (“Agreement”) serves to extend the terms of your current Advisory Agreement, dated and executed January 23, 2024, with Heidrick & Struggles, Inc. (“HSI” or the “Company”) and detailed as follows:
1.Term. You agree to continue to serve as a consultant in the role of Advisor from the period January 1, 2025 until December 31, 2025 (the “Consulting Period”). In your continued role as Advisor, you agree to provide advisory, and other related services to the Company during the Consulting Period (the “Consulting Services”). As Advisor, you shall report directly to the CEO and will be available to provide the Consulting Services as agreed upon by the parties.

2.Compensation. Through the Consulting Period, the Company will provide you with a monthly consulting payment in the gross aggregate amount of $33,750.00 (the “Consulting Fee”), for Consulting Services delivered, without any withholdings or deductions, which will be reported to federal and state authorities as income to you on IRS form 1099 and for which you will be responsible for payment of any taxes.

3.Benefits. You acknowledge and agree that during the Consulting Period, you are performing Consulting Services for the Company solely as an independent contractor and you will not be considered a Company employee for any purpose. You hereby waive participation in and shall not receive any employee benefits during the Consulting Period, including, without limitation, any group medical or life insurance coverage, any 401(k) or other pension program, any disability, profit sharing or retirement benefits, and any vacation leave, holiday, or sick pay entitlements; provided, however, that your outstanding equity awards will be eligible for continued vesting in connection with your retirement, subject to and to the extent provided under the Company’s Bonus, Restricted Stock Unit & Performance Stock Unit Retirement Policy.

4.Return of Property. Upon the Consulting End Date, you agree to promptly return to the Company all its property, including, but not limited to, laptop, cellphone, personal digital assistants, files, documents, identification cards, access cards, credit cards, keys, equipment, software, and data, however stored.

5.Expenses. The Company agrees to reimburse all expenses incurred by you on behalf of the Company or its clients up and until December 31, 2025 (the “Consulting End Date”), subject to the standards and procedures set forth in the Company’s Global Travel and Expense Policy.

6.Termination. Either party may terminate this Agreement during the Consulting Period by providing ninety (90) days’ advance written notice to the other party or immediately if either party breaches the Agreement or engages in conduct that could harm the business or reputation of the other party. In the event of such termination, you shall cease to be eligible to receive the Consulting Fee.
This memo, together with your Advisory Agreement, dated and executed January 23, 2024, forms the entirety of your consulting arrangement with the Company, and can be amended only in writing. You specifically acknowledge that no promises or commitments have been made to you that are not set forth above.
Krishnan, thank you for your contributions to the Firm and agreement to continue to help us build and execute upon our strategy.

Sincerely,
Tom Monahan

This Agreement correctly reflects our understanding, and I hereby confirm my agreement to the same as of the date set forth above.

/s/ Krishnan Rajagopalan
Krishnan Rajagopalan